                                                                    Exhibit 99.1

                         Form 4 Joint Filer Information

Names of the Reporting
Persons:                   o  Coliseum Capital Management, LLC, a Delaware
                              limited liability company ("CCM");

                           o  Coliseum Capital, LLC, a Delaware limited
                              liability company ("CC");

                           o  Coliseum Capital Partners, L.P., a Delaware
                              limited partnership ("CCP");

                           o  Coliseum Capital Partners II, L.P., a Delaware
                              limited partnership ("CCP2" and, together with
                              CCP, the "Funds");

                           o  Blackwell Partners, LLC, a Delaware limited
                              liability company ("Blackwell");

                           o  Adam Gray ("Gray"); and

                           o  Christopher Shackelton ("Shackelton"), a member of
                              the board of directors of LHC Group, Inc. (the
                              "Issuer").

Address for each of the    Metro Center, 1 Station Place, 7th Floor South,
Reporting Persons, except  Stamford, CT 06902
Blackwell:

Address for Blackwell:     c/o DUMAC, LLC, 280 South Mangum Street, Suite 210,
                           Durham, NC 27701

Designated Filer for each  Coliseum Capital Management, LLC
of the Reporting Persons:

Title of Non-Derivative    Common Stock $0.01 par value (the "Common Stock")
Security for each of the
Reporting Persons:

Non-Derivative Securities  The Reporting Persons acquired or disposed the Common
Acquired or Disposed:      Stock as follows:

                Transaction   Amount of         Price     Amount of Common Stock
                   Date        Common                     Beneficially Owned
                                                          Following

                              Stock Acquired              Reported Transactions

                11/15/2014     1,166(1)         $0(1)     2,344,673(2)

                Transaction   Amount of         Price     Amount of Common Stock
                  Date        Common Stock                Beneficially Owned
                              Disposed                    Following Reported
                                                          Transactions

               11/15/2014     1,166(1)         $23.67(3)  2,343,507(2)

Derivative Securities      The Reporting Persons disposed the Phantom Stock
Acquired or Disposed:      as follows:

                Transaction   Amount of         Price    Amount of Phantom Stock
                  Date        Phantom                    With Same Exercise Date
                              Stock                      Beneficially Owned
                              Disposed                   Following Reported
                                                         Transactions

               11/15/2014     1,166(1)          $0(1)     0

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(1) Relates to cash settlement of phantom stock, each share of which is the economic equivalent of one share of Common Stock. The cash settlement of 1,166 shares of phantom stock is reported for purposes of Form 4 as the disposition of the phantom stock and a simultaneous acquisition and disposition of the underlying Common Stock. The phantom stock was received by Shackelton in connection with his service as a member of the board of directors of the Issuer.
Shackelton has agreed that all equity awards he receives for serving as a director of the issuer shall be issued to CCP. Shackelton and Gray are managers of and have an ownership interest in each of CCM and CC. CCM is the investment manager for CCP and CC is the general partner of CCP. Accordingly, each of CCM,
CC, Shackelton and Gray may be deemed to have an indirect pecuniary interest in the phantom stock issued to CCP. Each of CCP, CCP2, CCM, CC, Blackwell,
Shackelton and Gray disclaim beneficial ownership of the phantom stock except to the extent of that person's pecuniary interest therein.

(2) These securities are held directly by (a) CCP, (b) CCP2 and (c) Blackwell, a separate account investment advisory client of CCM. Shackelton and Gray are managers of and have an ownership interest in each of CCM and CC and may be deemed to have an indirect pecuniary interest in the shares held by the Funds and Blackwell due to CCM's right to receive performance-related fees from
Blackwell and CC's right to receive performance-related fees from the Funds.
Each of Shackelton, Gray, CCP, CCP2, Blackwell, CC and CCM disclaim beneficial ownership of these securities except to the extent of that person's pecuniary interest therein.

(3) Each share of phantom stock was entitled to a cash payment equal to the fair market value of a share of the Common Stock, as of the payment date based on the closing market price of the Common Stock on such date. If the payment date occurs on a weekend or a day on which NASDAQ Global Select Market is not open for business, then the closing market price of the Common Stock on the most recent business day will be utilized to determine the fair market value of the
Common Stock. The payment date of November 15, 2014 was a Saturday. Accordingly, the closing price of the Common Stock on November 14, 2014 of $23.67 was used.

Following the transactions reported herein, Blackwell directly beneficially owned 692,563 shares of Common Stock, CCP directly beneficially owned 1,269,949 shares of Common Stock and CCP2 directly beneficially owned 380,995 shares of
Common Stock.